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                                                                    EXHIBIT 12.2

                     JEFFERSON SMURFIT CORPORATION (U.S.)
         CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES

                                                                          Year Ended December 31,
                                                       ---------------------------------------------------------------
                                                        1999           1998          1997          1996         1995
                                                       ---------------------------------------------------------------
Income (loss) from continuing operations before
   income taxes, extraordinary item and
   cumulative effect of accounting change              $   462        $  (279)      $   (22)      $   132      $   370

Add (deduct):
   Minority interest share of income (loss)                                                                          2
   Equity in loss of affiliate                              (1)
   Interest expense (a)                                    227            196           196           198          235
   Interest component of rental expense                     12             13            12            12           12
                                                       -------        -------       -------       -------      -------
Earnings available for fixed charges                   $   700        $   (70)      $   186       $   342      $   619
                                                       =======        =======       =======       =======      =======

Fixed Charges:
   Interest expense (a)                                $   227        $   196       $   196       $   198      $   235
   Capitalized interest                                      3              2             5             3            3
   Interest component of rental expense                     12             13            12            12           12
                                                       -------        -------       -------       -------      -------
     Total fixed charges                               $   242        $   211       $   213       $   213      $   250
                                                       =======        =======       =======       =======      =======

Ratio of earnings to fixed charges                        2.89             (b)           (b)         1.60         2.49
                                                       =======        =======       =======       =======      =======
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(a)  Interest expense includes amortization of debt issuance cost of $10 million in 1999, $8 million in 1998, $11 million in 1997, $13 million in 1996 and
     $14 million in 1995.
(b)  For the years ended December 31, 1998 and 1997, earnings were inadequate to cover fixed charges by $281 million and $27 million, respectively.